UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2016

OCULAR THERAPEUTIX, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36554	20-5560161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

34 Crosby Drive, Suite 105

Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 357-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Collaboration Agreement

On October 10, 2016, Ocular Therapeutix, Inc. (the “Company”) entered into a Collaboration, Option and License Agreement (the “Collaboration Agreement”) with Regeneron Pharmaceuticals, Inc. (“Regeneron”) for the development and commercialization of products containing the Company’s sustained-release hydrogel depot in combination with Regeneron’s large molecule VEGF-targeting compounds to address conditions of the eye.

Under the terms of the Collaboration Agreement, the Company and Regeneron have agreed to conduct a joint research program with the aim of developing a sustained release formulation of aflibercept that is suitable for advancement into clinical development. The Company has granted Regeneron an option (the “Option”) to enter into an exclusive, worldwide license, with the right to sublicense, under the Company’s intellectual property to develop and commercialize products containing the Company’s sustained-release hydrogel depot in combination with Regeneron’s large molecule VEGF-targeting compounds (“Licensed Products”). The Option is exclusive until 12 months after Regeneron has received a product candidate in accordance with a collaboration plan and non-exclusive for an additional six months following the end of the exclusive period. The field of this license is limited to Licensed Products delivered by local administration to or around the eye for diagnostic, therapeutic or prophylactic purposes relating to ophthalmic diseases or conditions. The Collaboration Agreement does not cover the development of any products that deliver small molecule drugs, including tyrosine kinase inhibitors, or TKIs, or deliver large molecule drugs other than those that target certain specified VEGF proteins or their receptors.

Following the exercise of the Option, Regeneron is to use commercially reasonable efforts to conduct further preclinical development and an initial clinical trial under a collaboration plan. The Company is obligated to reimburse Regeneron for certain development costs incurred by Regeneron under the collaboration plan during the period through the completion of the initial clinical trial, subject to a cap of $25 million, which cap may be increased by up to $5 million under certain circumstances. The Company is also responsible for paying its own costs associated with the activities conducted by the Company under the collaboration plan. If Regeneron elects to proceed with further development following the completion of the collaboration plan, it will be solely responsible for conducting and funding, and is to use commercially reasonable efforts with respect to, further development and commercialization of product candidates.

Under the terms of the Collaboration Agreement, Regeneron has agreed to pay the Company $10 million upon exercise of the Option. The Company is also eligible to receive up to $145 million per Licensed Product upon the achievement of specified development and regulatory milestones, $100 million per Licensed Product upon first commercial sale of such Licensed Product and up to $50 million based on the achievement of specified sales milestones for all Licensed Products. In addition, the Company is entitled to tiered, escalating royalties, in a range from a high-single digit to a low-to-mid teen percentage of net sales of Licensed Products, which royalties are subject to potential reductions in certain circumstances, subject to a minimum royalty.

If Regeneron has not exercised the Option during the designated option period, the Collaboration Agreement will expire. If Regeneron exercises the Option, the Collaboration Agreement will expire on a Licensed Product-by-Licensed Product and country-by-by country basis upon the expiration of the later of 10 years from the date of first commercial sale in such country or the expiration of all patent rights covering the Licensed Product in such country. Following expiration, Regeneron will have a fully paid-up, non-exclusive license to continue to develop and commercialize Licensed Products. The Collaboration Agreement may be terminated by Regeneron at any time after exercise of the Option upon 60 days’ prior written notice. Either party may, subject to a cure period, terminate the Collaboration Agreement in the event of the other party’s uncured material breach, in addition to other specified termination rights.

The foregoing description of certain terms of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the Collaboration Agreement that the Company intends to file as an exhibit to its quarterly report on Form 10-Q for the period ending September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCULAR THERAPEUTIX, INC.

Date: October 13, 2016	By:	/s/ W. Bradford Smith
W. Bradford Smith Chief Financial Officer